Exhibit 10(b)

EXECUTION COPY

CONSOLIDATED, RESTATED AND AMENDED PRODUCER AGREEMENT

EIGHTH MEMORANDUM OF AGREEMENT made as of and to take effect as of and from the 1st day of January, 2014,

BETWEEN:

CANPOTEX LIMITED, a company incorporated under the laws of Canada,

(hereinafter called “Canpotex”)

OF THE FIRST PART

- and -

AGRIUM INC.

OF THE SECOND PART

MOSAIC CANADA CROP NUTRITION, LP,

by its general partner, 4379934 CANADA LTD.

OF THE THIRD PART

POTASH CORPORATION OF SASKATCHEWAN INC.

OF THE FOURTH PART

(each of the parties of the Second, Third and Fourth Parts being sometimes individually hereinafter referred to as the “Producer” and all of whom are sometimes collectively hereinafter referred to as the “Producers”)

WHEREAS Canpotex was incorporated as a company under the Canada Corporations Act, by Letters Patent dated the 21st day of July, 1970, carrying on the business of purchasing Potash from Canadian Potash producers and selling such Potash for export (i.e., to purchasers for ultimate delivery to any destination outside Canada and the United States), in the manner more particularly hereinafter set forth;

AND WHEREAS Canpotex was continued as a corporation by Articles of Continuance under the Canada Business Corporations Act (the “CBCA”) pursuant to a Certificate of Continuance dated October 21, 1980;

AND WHEREAS Canpotex’s Articles were restated by Restated Articles of Incorporation under the CBCA pursuant to a Certificate of Restated Articles dated July 29, 2008 (such articles, as amended and restated, being the “Articles”);

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AND WHEREAS Canpotex conducts its operations on a basis whereby the full proceeds of sales of Potash, after deduction of the costs and expenses, as set out in Article XI below, incurred by Canpotex, are paid to the Producers as the purchase price for Potash purchased by Canpotex;

AND WHEREAS Canpotex and each Producer, or its predecessor in interest, entered into agreements made as of the 21st day of April, 1978, as subsequently amended, with respect to matters substantially the same as this Agreement, and the Producers are now desirous of replacing these agreements with this Agreement with respect to matters which arise on or after the Effective Date hereof;

AND WHEREAS each of the Producers produces Potash or produces Potash through an affiliated, associated, parent or subsidiary company in the Province of Saskatchewan, Canada and may produce Potash at other locations in Canada during the term of this Agreement, and desires to market such Potash for export in accordance with the terms and conditions of this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

I.	DEFINITIONS

1.01	In this Agreement:

(a)	“Additional Suspension Period” means a two year period immediately following the last day of a Suspension Period;

(b)	“Affected Producer” means a Producer that has had one or more of its Mines affected by a Disaster or affected by an event or series of related events that any Producer believes has caused a Disaster at such Mine or Mines;

(c)	“Aggregate Productive Capacity” or “APC” is a measurement intended to approximate the total of the productive capacities of the Mines of a Producer and shall be adjusted from time to time as provided for in this Agreement. However, because only certain changes in productive capacity qualify as provided herein for an adjustment of APC, it is acknowledged that the actual total of the Individual Productive Capacities of the Mines of a Producer, as calculated from time to time for purposes of this Agreement, may differ from the APC of the Producer, as calculated from time to time for purposes of this Agreement. The Aggregate Productive Capacities of the Producers as of the Effective Date are as follows:

Agrium Inc.	-	1,959,272 Product Tonnes per annum
Mosaic Group	-	10,129,953 Product Tonnes per annum
Potash Corporation of Saskatchewan Inc. (“PCS”)	-	11,724,393 Product Tonnes per annum

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For convenience, the Aggregate Productive Capacities of the Producers are also set forth in Schedule 1 appended to this Agreement, which schedule shall be modified and reconfirmed by each Producer by written agreement based upon such adjustments as may be required after audits conducted pursuant to and in accordance with Articles VI, VII or VIII of this Agreement.

It is further acknowledged that the Aggregate Productive Capacity of a Producer, when such reference is to Mosaic Canada Crop Nutrition, LP, shall be understood to relate to the productive capacities of all of the Mines of the Mosaic Group, and that Canpotex shall at all times be entitled to treat the collective productive capacities of the Mines of the Mosaic Group as one APC for purposes hereof with one aggregate Basic Entitlement for purposes of this Agreement, and that it shall be the responsibility of Mosaic Canada Crop Nutrition, LP to ensure that the obligations set forth by or pursuant to this Agreement to deliver Potash to Canpotex consistent with such APC and Basic Entitlement are satisfied by the Mosaic Group;

(d)	“Agreement” means this Consolidated, Restated and Amended Producer Agreement, including the premises and preamble, and any schedules hereto, but excludes any Product Supply Agreement;

(e)	“Assets” means Mines, mining property and other real and personal property, tangible or intangible, of every nature or kind used or capable of being used by a Producer for or in connection with the mining, refining, processing, production, transportation, storing or marketing of Potash which is the subject matter of this Agreement;

(f)	“Basic Entitlement” of a Producer means that percentage that such Producer’s Aggregate Productive Capacity bears to the total Aggregate Productive Capacities of all Producers multiplied by the total forecast sales of Potash, on a Grade Pool-by- Grade Pool basis, by Canpotex for each Fiscal Year pursuant to an approved Operating Plan and Budget, subject to adjustment in accordance with this Agreement;

(g)	“Board of Directors” means the board of directors of Canpotex;

(h)	“Canpotex Auditors” means the external auditors of Canpotex from time to time which, as at the Effective Date, are Deloitte LLP;

(i)	“commitment” means, with respect to any Fiscal Year and with respect to any Producer, the quantity of Potash agreed to be supplied to Canpotex pursuant to a Product Supply Agreement by such Producer pursuant to the provisions of Article V;

(j)	“Date of Commencement of the Major Expansion” means the date specified in a Notice of Expansion determined by a Producer as being the date of commencement of a Major Expansion;

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(k)	“Dedicated Capital” means an amount not less than US $150,000,000 expended in respect of an existing Mine and allocated and committed on a permanent basis for capital improvements of an enduring nature designed to increase its Individual Productive Capacity, including equipment upgrades and modifications necessitated in connection therewith. “Dedicated Capital” shall include capital acquired through the entering into of a capital lease that qualifies as such under applicable accounting rules, provided that such capital otherwise satisfies the requirements as set out above and, provided further, that the aggregate amount of the payments to be paid by the lessee to the lessor under any such capital lease shall be considered expended during the months in which the capital lease is entered into by the applicable Producer, as lessee, and the lessor of the capital.

There shall be excluded from “Dedicated Capital” all expenditures, regardless of (i) the amount thereof (either alone or in the aggregate), (ii) the time period over which such expenditures are made, and (iii) whether such expenditures are made on a one-time or on a recurring basis, that are made for maintenance, repairs or equipment upgrades and modifications (other than equipment upgrades and modifications referred to in the first sentence of this definition) and similar costs or other expenses for minor improvements, de-bottlenecking or adjustments to sustain, improve or increase the Individual Productive Capacity of that Mine on a limited basis;

(l)	“Dedicated Capital Documentation” means all construction contracts, purchase orders, change orders, invoices, receipts, agreements, cancelled cheques, ledgers, statements and any other documents, instruments, information or materials which support or provide evidence of the expenditure of the applicable Dedicated Capital;

(m)	“Disaster” means any event or series of related events occurring with respect to a Mine that has or have the effect of reducing the productive capacity of such Mine by an amount equal to at least 50% of the Pre-Disaster Audit Amount of such Mine;

(n)	“Effective Date” means 12:01 a.m. (Saskatchewan time) on January 1, 2014;

(o)	“Fiscal Year” means the period of time for which the accounts for the business of Canpotex are ordinarily made up, beginning on the 1st day of January in each calendar year and ending on the 31st day of December of such calendar year;

(p)	“for export” means for sale to a purchaser for ultimate delivery to any destination outside Canada and the United States;

(q)	“Grade Pool” means any of the following pools of the individual grades of Potash:

(i)	Standard pool which includes all red standard, white standard, pink standard, red fine standard and white fine standard grades of Potash;

(ii)	Premium pool which includes all granular, superblend and coarse grades of Potash, as well as all industrial and chemical grades of Potash; and/or

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(iii)	such other or different grade pools of Potash as may be established from time to time by the Board of Directors;

and “Grade Pools” means all of them;

(r)	“Individual Productive Capacity” or “IPC” means the individual productive capacity from time to time of a Mine expressed as a number of Product Tonnes per annum. The IPC of a Mine shall be adjusted as provided for in this Agreement. As of the Effective Date, the Individual Productive Capacity of each of the Mines of the Producers are as follows:

Agrium Vanscoy	2,035,421 Product Tonnes per annum
Mosaic Belle Plaine	2,761,800 Product Tonnes per annum
Mosaic Colonsay	1,814,036 Product Tonnes per annum
Mosaic Esterhazy (K1 and K2)	6,310,052 Product Tonnes per annum
PCS Allan	1,582,000 Product Tonnes per annum
PCS Cory	3,022,356 Product Tonnes per annum
PCS Lanigan	3,452,500 Product Tonnes per annum
PCS Patience Lake	1,049,600 Product Tonnes per annum
PCS Rocanville	3,044,475 Product Tonnes per annum

For convenience, the Individual Productive Capacities of the Producers of each of the Mines are also set forth in Schedule 1 appended to this Agreement, which schedule shall be modified and reconfirmed by each Producer by written agreement based upon such adjustments as may be required after audits conducted pursuant to and in accordance with Articles VI, VII or VIII of this Agreement.

(s)	“Major Expansion” means any Dedicated Capital expansion undertaken by a Producer of an existing Mine, occurring after the Effective Date, provided that such expansion shall:

(i)	involve the expenditure of the Dedicated Capital;

(ii)	be of continuous duration and not be staged; and

result in a Post-Expansion Audit Amount of such Mine of at least 200,000 Product Tonnes more than the greater of (a) the Individual Productive Capacity of the existing Mine, and (b) the Pre-Expansion Audit Amount of the existing Mine.

(t)	“Measured Level of Product” has the meaning assigned thereto in section 6.08;

(u)	“Mid-Year Sales Forecast” means the mid-year sales forecast to cover the period July 1 through the close of the calendar year;

(v)

“Mine” means a single Potash mine and mill situated in Canada of a Producer, including a Solution Mine, and “Mines” means more than one Mine; and as of the Effective Date, currently operating Mines are as listed in section 1.01 (r); provided that in the case of PCS, Mine shall not include any mine in the Province of New

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Brunswick, except to the extent that PCS has elected pursuant to section 3.02 hereof, and this Agreement has been amended pursuant to section 3.03 hereof, to include production from such mine in the Potash supplied by PCS to Canpotex under this Agreement;

(w)	“Mosaic Group” means, collectively, Mosaic Canada ULC, Mosaic Potash Colonsay ULC, Mosaic Potash Esterhazy Limited Partnership, and Mosaic Canada Crop Nutrition, LP;

(x)	“New Mine” means any new Mine of any of the Producers constructed after the Effective Date;

(y)	“New Mine Construction” means any construction of a New Mine;

(z)	“Notice of Expansion” means a notice provided for in section 6.01 hereof which shall be delivered in accordance with section 18.01 hereof and which shall be delivered only after a Major Expansion has become a matter of public record and in any event not more than 90 days nor less than 30 days before the Date of Commencement of the Major Expansion, which notice shall also state the date such Major Expansion shall commence;

(aa)	“Operating Days” with respect to a Mine means days that the Mine is operational and producing Potash of any grade. If the production schedule at a Mine is 10 days of production followed by 4 days of non-production for maintenance and other purposes, then only the 10 days of production would be considered as Operating Days for purposes hereof; accordingly, with such a production schedule, for purposes of this Agreement 90 Operating Days at a Mine would be achieved after 9 consecutive 10 and 4 cycles. Regardless of the production schedule used at a Mine, non-production days for maintenance or other purposes shall not be considered “Operating Days” for purposes hereof, provided that in the case of a Mine, other than a Solution Mine, operating on a continuous production schedule, any 90 Operating Day period must be completed within 122 days from and including the first Operating Day of such period;

(bb)	“Operating Plan and Budget” means the annual operating plan and budget of Canpotex prepared by Canpotex management and approved by the Board of Directors, as provided in section 5.02;

(cc)	“Operating Results” means the operating results of a Mine as set out in its monthly production reports;

(dd)	“PCS” means Potash Corporation of Saskatchewan Inc., one of the Producers;

(ee)

“Plan” means a written plan submitted by or on behalf of an Affected Producer to Canpotex and the remaining Producers and certified by or on behalf of such Affected Producer as being a plan which it intends to begin to implement within 180 days and which when fully implemented shall reasonably be likely to (i) restore to at least the Pre-Disaster Audit Amount the productive capacity of a Mine affected by a Disaster, or (ii) increase the productive capacity of another

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Mine of the Affected Producer by an amount equal to at least the difference between the Pre-Disaster Audit Amount and the Post-Disaster Audit Amount of the affected Mine;

(ff)	“Post-Disaster Audit Amount” means the productive capacity of a Mine as verified by the Canpotex Auditors following the occurrence of a Disaster affecting such Mine and before the implementation of any Plan, based on the Operating Results of such Mine for a demonstration period of 90 Operating Days, chosen by the Affected Producer and based on 350 Operating Days per year; provided that the production schedule employed during such demonstration period must be the same as that employed at such Mine immediately prior to the occurrence of the Disaster;

(gg)	“Post-Expansion Audit Amount” in the context of a Major Expansion means the productive capacity of the expanded Mine as verified by the Canpotex Auditors and based on the Operating Results of such Mine for a demonstration period of 90 Operating Days, chosen by the applicable Producer, and based on 350 Operating Days per year;

(hh)	“Post-New Mine Construction Audit Amount” in the context of a New Mine Construction means the productive capacity of the New Mine as verified by the Canpotex Auditors and based on the Operating Results of such New Mine for a demonstration period of 90 Operating Days chosen by the applicable Producer and based on 350 Operating Days per year;

(ii)	“Post-Plan Audit Amount” in the context of a Disaster means the productive capacity of the affected Mine following full implementation of the applicable Plan, as verified by the Canpotex Auditors and based on the Operating Results of such Mine for a demonstration period of 90 Operating Days, chosen by the Affected Producer and based on 350 Operating Days per year;

(jj)	“Potash” means only muriate of potash or potassium chloride produced in Canada expressed in metric tons of KCL;

(kk)	“Pre-Disaster Audit Amount” means, in respect of a Mine that has been affected by an event or series of related events that any Producer reasonably believes has caused a Disaster, the productive capacity of the Mine as verified by the Canpotex auditors and based on the Operating Results of such Mine for the 90 Operating Day period, with the highest cumulative production within the one year period immediately preceding the commencement of the Disaster, based on 350 Operating Days per year;

(ll)	“Pre-Expansion Audit Amount” in the context of a Major Expansion means the productive capacity of such Mine as verified by the Canpotex Auditors and based on the Operating Results of such Mine for the 90 Operating Day period, with the highest cumulative production within the one year period immediately preceding the applicable Notice of Expansion, based on 350 Operating Days per year;

(mm)	“Producer” means each of the Parties of the Second, Third and Fourth Parts, and shall conclusively be deemed to include as one entity all present and future

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affiliates, associates, parents or subsidiaries of such Producer, owned or controlled, directly or indirectly, whether through the ownership of shares or assets or through contract or debt, or otherwise, in any manner whatsoever, in law or in equity, regardless of the capacity to produce Potash of such Producer and its present and future affiliates, associates, parents or subsidiaries taken individually or together in any combination, provided that such Producer as herein defined shall in fact produce Potash;

(nn)	“Product Supply Agreement” means an agreement between each Producer and Canpotex in such form as shall be unanimously approved by the Board of Directors, and as such may be amended from time to time by unanimous resolution of the Board of Directors, pursuant to which a Producer commits to supply Potash to Canpotex in accordance with the provisions of this Agreement;

(oo)	“Product Tonne” means a ton of Potash of any grade but expressed for purposes of this Agreement as KCL; for greater certainty, “ton” for purposes hereof means a metric tonne which equals 1,000 kilograms;

(pp)	“Productive Capacity Change” means:

(a)	in the case of a Major Expansion of an existing Mine, the difference between (i) the Post-Expansion Audit Amount for such Mine, and (ii) the greater of (x) the Individual Productive Capacity of such Mine or (y) the Pre-Expansion Audit Amount of such Mine; and

(b)	in the case of a Disaster with respect to an existing Mine, the difference between (i) the Post-Plan Audit Amount of such Mine, and (ii) the greater of (x) the Individual Productive Capacity of such Mine or (y) the Pre-Disaster Audit Amount of such Mine; and

(c)	in the case of a New Mine, the Individual Productive Capacity of the New Mine, as stated in the Post-New Mine Construction Audit Amount for such New Mine;

(qq)	“sale” means the purchase and sale, transfer, conveyance, quitclaim, surrender, lease, assignment, roll-over, hypothecation, mortgage, pledge, charge, encumbrance or other disposition of any Assets, excepting only therefrom:

(i)	any such transaction also including as part thereof a long-term lease-back of an Asset or other long term agreement pursuant to which the use, direction and control of the Asset subject to such agreement remains with the vendor Producer;

(ii)	any such transaction for the purpose only of securing a debt or a loan provided that if any creditor or trustee, wishing to realize on Assets forming all or part of such security, forecloses thereon, then such foreclosure shall constitute a sale of such Assets;

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(iii)	any such transaction if by a creditor or trustee for the purpose only of returning an Asset which has been used as security for a debt or a loan;

(iv)	any such transaction by virtue of which there is a change in the legal ownership of an Asset without any change in the beneficial ownership thereof; and

(v)	except where the context otherwise requires, sales of Potash by a Producer to Canpotex or otherwise and sales of Potash by Canpotex;

and “sell”, “sells”, “selling” and “sold” shall have corresponding meanings;

(rr)	“Shareholders’ Agreement” means the Consolidated Restated and Amended Canpotex Shareholders’ Agreement Eighth Memorandum of Agreement effective as of the 1st day of January, 2014, as amended or amended and restated from time to time;

(ss)	“Solution Mine” means a Mine that utilizes a dissolution method to extract Potash from an underground ore body and that uses one or more crystallization ponds as part of the Potash production process;

(tt)	“Suspension Period” means the three year period immediately following the occurrence of a Disaster; and

(uu)	all references to “Articles” or “sections” refer to corresponding articles or sections of this Agreement.

1.02	For purposes of this Agreement, a Disaster shall be deemed to:

(a)	have commenced on the date of the occurrence of the event or the first of the series of related events that has or have caused the Disaster; and

(b)	have occurred on the date that the productive capacity of the affected Mine is in fact reduced by an amount equal to at least 50% of its Pre-Disaster Audit Amount.

II.	TERM OF AGREEMENT AND RIGHT TO WITHDRAW

2.01	(a)	The Producer shall be entitled to participate in sales of Potash to Canpotex subject to and pursuant to the provisions of this Agreement.

(b)	The parties hereto hereby agree that as and from the Effective Date hereof the Seventh Memorandum of Producer Agreement made as of the 21st day of April, 1978 between each Producer, or its predecessor in interest, and Canpotex and as subsequently amended shall be of further force or effect only with respect to rights, obligations and liabilities which have arisen thereunder or will arise thereunder as a consequence of material events occurring and material facts taking place prior to the Effective Date hereof, and is otherwise hereby replaced, superseded and supplanted by this Agreement.

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(c)	The parties hereto hereby agree that as of and from the Effective Date hereof, as to the parties hereto, this Agreement shall constitute the entire agreement between the Producers and Canpotex relating to the matters referred to in this Agreement which arise on or after the Effective Date hereof, and the Producers and Canpotex hereby covenant and agree to execute and deliver such further and other assurances, instruments and documents as may be reasonably necessary or desirable from time to time to give effect thereto in that regard.

2.02	The term of this Agreement shall continue in effect so long as the Shareholders’ Agreement is in force and effect, provided that:

(a)	any Producer shall have the right to withdraw from this Agreement upon giving one (1) year’s written notice of intent to withdraw to Canpotex and to all of the other Producers, which notice may be given at any time in any calendar year, with such notice to be effective on the same day and month in the calendar year following the year such notice is given (or March 1 of the following year if notice is given on February 29), and upon such notice being effective this Agreement shall thereupon be terminated with respect to such withdrawing Producer subject to fulfillment of any supply commitments obligations created pursuant hereto;

(b)	any Producer exercising its right to withdraw from the Shareholders’ Agreement and providing notice of such withdrawal in accordance with paragraph 20 thereof shall also provide concurrent notice of withdrawal from this Agreement;

(c)	any Producer exercising its rights of withdrawal under this section 2.02 shall do so subject to the requirements, terms and conditions set forth in paragraph 20 of the Shareholders’ Agreement, which provisions are hereby incorporated by reference; and

(d)	all rights and obligations created by, or arising on or pursuant to this Agreement, the Shareholders’ Agreement or any other agreement between Canpotex and the Producer applicable to this Agreement or the Shareholders’ Agreement prior to the effective date of any withdrawing Producer’s termination of its participation in this Agreement shall remain in full force and effect as may be provided in, and in accordance with, the terms and conditions of all such agreements, including, but not limited to: (i) obligations to supply Potash to Canpotex in accordance with section 2.03 hereof, (ii) rights and obligations in respect of expenses and proceeds of distribution in accordance with Article XI hereof, (iii) obligations in respect of confidentiality as set forth in Article XVI hereof, and (iv) rights and obligations as referenced in or described by paragraph 21 of the Shareholders’ Agreement.

2.03

Notwithstanding the termination of this Agreement or the withdrawal of a particular Producer from this Agreement, the rights and obligations of the parties with respect to all sales by Canpotex and all shipments by the Producers, including any Producer so withdrawing, to Canpotex prior to the date of termination or withdrawal shall continue until final payment and adjustment as hereinafter provided, and if required by Canpotex all such Producers shall be bound to deliver to Canpotex any quantity of Potash for export, which, as provided for in Articles IV and V herein, such Producers have undertaken in writing to supply to enable Canpotex to meet commitments entered into by

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Canpotex for the export of Potash prior to the effective date of termination of this Agreement by or with respect to any such Producers.

III.	PRODUCER COVENANT

3.01	Each Producer covenants and undertakes that it shall not enter into, after the Effective Date and during the term hereof, any new arrangements with any person, firm, corporation or association anywhere which are inconsistent with the terms of this Agreement and the undertakings herein set forth.

3.02	It is agreed that PCS shall be entitled as of right but without any obligation to participate in the supply of Potash to Canpotex from any production by PCS of Potash in the Province of New Brunswick, Canada.

3.03	It is further agreed that in the event PCS desires to participate in the supply of Potash to Canpotex from any production in the Province of New Brunswick, Canada, this Agreement shall be amended as is necessary to entitle PCS to a right of participation in the supply of Potash to Canpotex from production in the Province of New Brunswick, Canada, on such terms and conditions as may be mutually agreed upon by all the parties hereto.

IV.	PURCHASE AND SALE OF POTASH FOR EXPORT

4.01	Unless otherwise agreed upon between Canpotex and the Producer (which agreement by Canpotex shall be expressed by unanimous resolution of the Board of Directors), but nevertheless subject to the provisions of sections 4.03 and 4.04, each Producer agrees that during the term of this Agreement it shall not sell or dispose of any Potash for export other than pursuant to the provisions of this Agreement. It is acknowledged that this section 4.01 does not apply to Potash produced by PCS in the Province of New Brunswick, Canada, unless and until an agreement as contemplated in section 3.03 is entered into.

4.02	Canpotex shall undertake in as efficient a manner as reasonably possible the active marketing, transportation and logistical handling of Potash for export and the development of markets for export of Potash supplied to it by the Producer hereunder and in so doing shall not violate any applicable law, statute or regulation in that regard.

4.03	Each Producer acknowledges and agrees that Canpotex shall, so long as the same remains in full force and effect, conduct all operations under this Agreement in accordance with the terms and provisions of The Mineral Resources Act, 1985, S.S. 1984-85-86, c. M-16.1, as amended, or as the same may be further amended or repealed, re-enacted or substituted from time to time, and the regulations promulgated thereunder, insofar as they apply to such operations under this Agreement and the obligations of Canpotex contained herein.

4.04	Canpotex agrees to purchase Potash from each Producer for export in accordance with the terms of this Agreement.

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4.05	Any disagreement between or among any of the parties hereto as to calculation of the Basic Entitlement of any one or more of the Producers or as to the quantities to be purchased by Canpotex in any Fiscal Year from any Producer shall be determined by arbitration as provided in Article XV.

V.	BASIC ENTITLEMENTS, AGGREGATE PRODUCTIVE CAPACITIES, COMMITMENTS AND PURCHASES

5.01	The procedure for establishing the Basic Entitlement of the Producers to supply Potash to Canpotex for export, Grade Pool-by-Grade Pool, for each Fiscal Year and for establishing the quantities of Potash to be purchased from the Producers by Canpotex based on the amount thereof committed to Canpotex by the Producers, shall be as set forth in this Article V, as the same may be adjusted pursuant to this Article V and Articles VI, VII and VIII.

5.02	On or about December 1st in each and every calendar year, Canpotex management shall submit to the Board of Directors a proposed Operating Plan and Budget for the immediately following Fiscal Year which shall include in writing a total gross sales forecast broken down in tons, Grade-Pool-by-Grade-Pool, and a schedule setting out the resulting Basic Entitlement of each Producer to supply Potash, Grade Pool-by-Grade Pool, for export by Canpotex. Upon approval by the Board of Directors of such proposed Operating Plan and Budget, which approval shall be by majority vote, Canpotex management shall make any necessary revisions in such resulting Basic Entitlements, and shall request a written commitment from each Producer to supply Potash to Canpotex for the Fiscal Year in question in amounts corresponding to each Producer’s respective Basic Entitlement.

5.03	(a)	(i)	Each Producer, upon receipt from Canpotex management pursuant to section 5.02 of a request for its written commitment, shall be entitled to supply to Canpotex its Basic Entitlement for each Grade Pool of Potash for the coming Fiscal Year in accordance with the approved Operating Plan and Budget and shall inform Canpotex within thirty (30) business days of the amount of Potash, Grade Pool-by-Grade Pool, that it shall commit to supply to Canpotex for export.

(ii)	Should any Producer elect not to commit its full Basic Entitlement in respect of any Grade Pool, its Basic Entitlement for subsequent years shall be limited in accordance with the provisions of section 5.06 below, and such Producers as have elected to commit their full Basic Entitlements shall be entitled to supply amounts of Potash in addition to their applicable Basic Entitlements in amounts as calculated under subsection 5.03(a)(iii) in order to make up the shortfall.

(iii)

In order to determine final commitments for the supply of Potash to satisfy the requirements of the approved Operating Plan and Budget in the circumstances contemplated by subsection 5.03(a)(ii), such Producers as have offered to commit their full Basic Entitlements may offer to commit additional amounts of Potash to satisfy any shortfall, either in proportion to their respective Basic Entitlements or for any greater amounts up to the

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aggregate amount of any shortfall. If each Producer eligible to offer additional amounts of Potash offers to supply its proportionate share of the shortfall, the shortfall shall be supplied by such Producers in such proportions; and if one or more such Producers elect to commit lesser additional amounts of Potash, the other such Producers may supply the shortfall in proportion to their Basic Entitlements up to the maximum amounts of Potash they have offered to supply.

(b)	Nothing in this Agreement is intended to restrict or preclude any Producer from supplying to Canpotex Potash during any Fiscal Year from any Mine, or from any Canadian production source on such terms and conditions as may be applicable to such added source, or to restrict or preclude any Producers from swapping Potash between or among themselves, directly with or without the involvement of Canpotex within their respective Basic Entitlements and commitments to supply any particular Grade Pool to Canpotex.

5.04	Upon completion of the process to determine supply commitments as outlined in section 5.03, each Producer shall execute and deliver to Canpotex effective January 1 in each and every calendar year a Product Supply Agreement with Canpotex in the amounts so determined which shall apply to such Fiscal Year unless further amended as provided herein. In the event of any conflict between the terms and conditions of this Agreement and any Product Supply Agreement, the terms and conditions of this Agreement shall govern.

5.05	On or before July 1 of each Fiscal Year, Canpotex management may prepare a Mid-Year Sales Forecast to cover the period from July 1 through the end of such year, allocated on the same basis as the annual forecast included in the Operating Plan and Budget approved under section 5.02, and showing the amount of Potash which each Producer would be entitled to supply for the balance of the year, Grade Pool-by-Grade Pool, based on the then-applicable calculation of Basic Entitlements as provided under this Article V. The Mid-Year Sales Forecast shall be submitted to the Board of Directors for approval, which approval shall be by majority vote, and upon such approval the following adjustment procedures shall apply:

(i)	In the event that the Mid-Year Sales Forecast results in an overall forecast for the current Fiscal Year which is greater than the forecast approved pursuant to section 5.02, each Producer shall have the right to participate in such increased sales on a pro rata Grade Pool-by-Grade Pool basis with all other Producers, following the same procedures as described in section 5.03 (other than subsection 5.03 [a] [ii]) in order to arrive at revised commitments. The revised commitment by each Producer for any such increased sales shall be evidenced by the execution of an amendment to its Product Supply Agreement for such Fiscal Year.

(ii)

In the event that the Mid-Year Sales Forecast results in an overall forecast for the current Fiscal Year which is less than that approved pursuant to section 5.02, each Producer shall have its commitment reduced on a pro rata Grade Pool-by-Grade Pool basis with all other Producers for the Fiscal Year in question. The revised commitment of each Producer for any such

PRODUCER AGREEMENT - EXECUTION COPY	Page 14

reduction shall be communicated by Canpotex management by fax, e-mail or like means and shall be confirmed by fax, e-mail or like means forthwith thereafter, and such reduction shall be deemed to amend such Producer’s applicable Product Supply Agreement and to be effectively completed if done as aforesaid without further formality.

5.06	In the event a Producer elects, in connection with the commitment process with respect to the Fiscal Year Operating Plan and Budget outlined under sections 5.02 and 5.03, not to commit to Canpotex its entire Basic Entitlement of the forecast total sales of Canpotex for each Grade Pool (the year in which such election not to fully commit occurs being hereinafter referred to as the “Base Commitment Year”), such Producer’s Basic Entitlement for the subsequent two years following such Base Commitment Year shall be limited as follows:

(a)	For the first Fiscal Year following the Base Commitment Year, such Producer’s Basic Entitlement shall be limited to the amount it committed to supply for the Base Commitment Year, plus one third (1/3) of the difference between (i) the amount of its Basic Entitlement for the Base Commitment Year and (ii) the amount it elected to commit for the Base Commitment Year.

(b)	For the second Fiscal Year following the Base Commitment Year, such Producer’s Basic Entitlement shall be limited to the amount it committed to supply for the Base Commitment year, plus two thirds (2/3) of the difference between (i) the amount of its Basic Entitlement for the Base Commitment Year and (ii) the amount it elected to commit for the Base Commitment Year.

(c)	In the event that the sales forecast of Canpotex, either as provided under section 5.02 for any Fiscal Year following a Base Commitment Year or as revised under section 5.05, increases above or decreases below the actual sales of Canpotex for the Base Commitment Year, then the Basic Entitlement, determined in accordance with the formula set forth in this section 5.06, shall be increased or decreased at such time on a pro rata, Grade Pool-by-Grade Pool, basis, having regard to such changed forecast sales of Canpotex.

(d)	During the first and second Fiscal Years following the Base Commitment Year, each Producer whose Basic Entitlement is not subject to the limitations provided in section 5.06 (a) or (b), shall have the right, but not the obligation, to supply its proportionate share of the amount of Potash by which the Basic Entitlement was reduced as provided herein for any Producer which elected not to supply its full Basic Entitlement. The calculation of such additional amount for each Producer having the right to apply an additional amount under this subsection 5.06 (d) shall follow the same principles and procedures as set forth in subsection 5.03 (a)(iii).

(e)

The adjustments provided for in this section 5.06 (i) shall be subject to all of the other provisions set forth in this Article V in respect of the entitlement/commitment procedure for Producers to supply Potash to Canpotex; (ii) shall be applicable to all Grade Pools on a proportionate basis; (iii) shall be applied cumulatively in the event that during any period of limited commitment set forth in section 5.06(a) or section 5.06 (b) a Producer elects to further reduce

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its commitment as permitted under this Agreement; and (iv) shall be subject to such further adjustments as may be required to reflect a change in a Producer’s Aggregate Productive Capacity pursuant to Articles VI, VII or VIII.

(f)	Notwithstanding the foregoing, the adjustments provided for in this section 5.06 shall not apply to any Producer in the event such Producer fails to commit or supply all or any portion of its Basic Entitlement, Grade Pool-by-Grade Pool, to Canpotex (i) as a result of circumstances occurring beyond its reasonable control as provided in Article XVII; (ii) as a result of a Disaster, as provided in Article VIII; or (iii) if such failure is consented to by the Board of Directors by unanimous resolution, or as may be permitted by or pursuant to any applicable Product Supply Agreement.

5.07	There shall be no adjustments to Basic Entitlement (whether under section 5.06 or otherwise) in the event a Producer elects in connection with the commitment process set forth in section 5.05 in respect of Mid-Year Sales Forecasts not to commit its full proportionate share of any increased amount of Potash required by such forecast.

5.08	The forecasts provided in this Article V are for purposes of estimating Canpotex requirements and determining Basic Entitlements. However, timing of forecasts may vary depending upon market conditions or other factors. Accordingly, the Board of Directors may, by unanimous vote: (a) alter or amend the time periods set forth in this Article V, (b) approve or authorize further adjustments to sales forecasts and commitments following such procedures as the Board of Directors may authorize and determine (but without causing any adjustment under section 5.06 or otherwise in a Producer’s Basic Entitlement), or (c) permit any Producer by mutual written agreement with Canpotex to vary its commitment during any Fiscal Year under such terms and conditions as it may determine. Additionally, it is recognized that a decrease in market demand or other factors beyond Canpotex’s control may on occasion result in Canpotex being only able to purchase less than the full commitments of each Producer as previously confirmed by Product Supply Agreements, in which case each Producer shall have its commitment reduced on a pro rata Grade Pool-by-Grade Pool basis with all other Producers for the Fiscal Year in question.

5.09	(a) In the event that a Producer sells or otherwise in any way transfers part of its Assets which sale or transfer relates or pertains in any measurable way to and which reduces the production capacity of such Producer to produce Potash, the Aggregate Productive Capacity of such Producer shall be reduced on a proportionate basis to reflect such sale or transfer. In the event that at the time of such sale or transfer the Basic Entitlement of such Producer is subject to any limitation(s) applicable pursuant to section 5.06, such limitations shall continue to apply, but shall be subject to adjustment on a proportionate basis. The Individual Productive Capacity(ies) of any Mine or Mines subject to such sale or transfer shall be similarly adjusted to reflect such sale or transfer.

(b) Any Producer acquiring Assets in a transaction subject to section 5.09 (a) shall be deemed to have its Aggregate Productive Capacity increased by an amount equal to the reduction in Aggregate Productive Capacity of the selling Producer effected pursuant to such section, and shall be subject to a further limitation to its resulting Basic Entitlement in the amount of any proportionate adjustment to section 5.06 limitations applicable to the

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selling Producer made under section 5.09(a), it being the intention that in such case the net adjustment in Basic Entitlements of the Producer selling or transferring such Assets shall be fully and equally offset by the net adjustment in Basic Entitlements of the Producer acquiring such Assets. The Individual Productive Capacity(ies) of any Mine or Mines subject to such sale or transfer shall be similarly adjusted to reflect such sale or transfer.

(c) Any sale or transfer described in this section 5.09 shall not change or affect or reduce any commitment made prior to such sale or transfer by the Producer making such sale or transfer to supply Potash to Canpotex, provided, however, that if Assets are sold and transferred to another Producer, the parties to said transaction may agree between themselves to a transfer of responsibilities with respect to such commitments in whole or in part, subject to the consent of Canpotex which consent shall not unreasonably be withheld.

(d) Notwithstanding anything else to the contrary, nothing herein is intended to nor shall it restrict a Producer from selling and each Producer shall be entitled as of right to sell, Potash or Assets to any present or future affiliate, associate or subsidiary owned or controlled, directly or indirectly, whether through the ownership of shares or assets or through contract or debt, or otherwise, in any manner whatsoever, whether in law or in equity, of such Producer regardless of the capacity to produce Potash from any source of such Producer and its present and future affiliates, associates, subsidiaries, taken individually or together in any combination on the basis that such Producer and its present and future affiliates, associates, subsidiaries, taken individually or together in any combination shall be treated as one entity for all purposes hereunder.

VI.	MAJOR EXPANSIONS

6.01	Any Producer which intends to undertake a Major Expansion shall give a Notice of Expansion to Canpotex and contemporaneously to the other Producers to that effect, with such notice to be given in strict compliance with the timing provisions of section 1.01(z) and not to provide any further information than the fact that such Major Expansion is to commence, that such Producer believes it complies with the definitional requirements of Section1.01(s), and that such Notice is being given solely for purposes of invoking the provisions of this Article VI.

6.02	Following the delivery of a Notice of Expansion, the Producer undertaking such Major Expansion shall, as soon as reasonably practicable thereafter, supply the necessary Operating Results to the Canpotex Auditors to enable the Canpotex Auditors to verify the Pre-Expansion Audit Amount.

6.03	Following the delivery of a Notice of Expansion, the applicable Producer may, by notice to Canpotex and contemporaneously to the other Producers, at any time voluntarily revoke the Notice of Expansion.

6.04	Following completion of a Major Expansion, the applicable Producer shall, as soon as reasonably practicable thereafter, supply to the Canpotex Auditors:

(a)	the necessary Operating Results; and

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(b)	the necessary Dedicated Capital Documentation;

to enable the Canpotex Auditors to verify the Post-Expansion Audit Amount.

6.05	The Pre-Expansion Audit Amount verification and the Post-Expansion Audit Amount verification by the Canpotex Auditors shall be delivered to Canpotex and the Producers as soon as reasonably practicable after completion of each.

6.06	If, for the sole purpose of determining the Producer’s Basic Entitlement, the increase in the Producer’s Aggregate Productive Capacity and Individual Productive Capacity as a result of the Major Expansion has been verified by the Canpotex Auditors in compliance with this Article VI, and such verification by the Canpotex Auditors has been accepted in writing by all Producers, which acceptance shall not be unreasonably withheld, the Aggregate Productive Capacity of the applicable Producer shall thereafter be increased by the amount of the Productive Capacity Change and the Individual Productive Capacity of the applicable Mine shall be increased so that it equals the Post-Expansion Audit Amount for the applicable Mine. Such increases shall be effective from and after:

(a)	January 1 in the immediately following Fiscal Year, provided such Major Expansion has been fully completed and verified on or before December 31 in any year; or

(b)	July 1 in any Fiscal Year, provided such Major Expansion has been fully completed and verified on or before June 30 in such Fiscal Year.

6.07	If the Post-Expansion Audit Amount is greater than the Individual Productive Capacity of the Mine, but such expansion does not qualify as a Major Expansion, the Individual Productive Capacity of the Mine shall still be increased so that it equals the Post-Expansion Audit Amount for the applicable Mine, with such increase being effective at the time indicated in section 6.06 above.

6.08	If the Major Expansion relates to a Solution Mine, then the level of accumulated crystal Potash product (the “Measured Level of Product”) in all crystallization ponds of the Solution Mine shall be measured both within five Operating Days before and within five Operating Days after the demonstration period of 90 Operating Days used for purposes of calculating the applicable Post-Expansion Audit Amount. If the aggregate Measured Level of Product in the ponds is less following the demonstration period than it was prior to the demonstration period, then the Post-Expansion Audit Amount shall be reduced by an amount of Product Tonnes calculated pursuant to the following formula:

R = A(B)

Where:

R equals the number of Product Tonnes by which the Post-Expansion Audit Amount shall be reduced;

A equals the difference in the Measured Levels of Product, expressed in metric tonnes of crystal product; and

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B equals a conversion factor of 85%.

6.09	Notwithstanding any provision of this or any predecessor Producer Agreements to the contrary, the provisions set forth in this Article VI shall be effective with respect to any Major Expansion for which a Notice of Expansion has been given and neither revoked nor deemed revoked and for which a Post-Expansion Audit Amount has not been determined on or before the Effective Date, except that for all Major Expansions for which a Notice of Expansion has been given and neither revoked nor deemed revoked and for which a Post-Expansion Audit Amount has not been determined before the Effective Date, Dedicated Capital shall be not less than US$ 25,000,000. In addition, it is acknowledged and agreed that the Notice of Expansion given by Mosaic Potash Esterhazy Limited Partnership prior to the Effective Date in respect of its K3 mine project relates to a proposed Major Expansion of the Mosaic Esterhazy (K1 and K2) Mine.

6.10	If any Mine is permanently closed at the end of its production life, such Mine shall be deleted from the listing of Individual Productive Capacities and the Board shall by unanimous vote determine an appropriate adjustment to the Aggregate Productive Capacity of the Producer owning such Mine.

VII.	NEW MINE CONSTRUCTION

7.01	In the event any Producer undertakes and completes the construction of a New Mine, the applicable Producer shall, as soon as reasonably practicable thereafter, supply to the Canpotex Auditors the necessary Operating Results to enable the Canpotex Auditors to verify the Post-New Mine Construction Audit Amount.

7.02	The Post-New Mine Construction Audit Amount verification by the Canpotex Auditors shall be delivered to Canpotex and the Producers as soon as reasonably practicable after completion thereof.

7.03	If a New Mine Construction has been verified by the Canpotex Auditors, in compliance with this Article VII, and provided that, for the sole purpose of determining the Producer’s Basic Entitlement, the increase in the Producer’s Aggregate Productive Capacity, as a result of the New Mine Construction has been verified by the Canpotex Auditors in compliance with this Article VII, and such verification by the Canpotex Auditors has been accepted in writing by all Producers, which acceptance shall not be unreasonably withheld, each of the Aggregate Productive Capacity of the applicable Producer and the Individual Productive Capacity of the New Mine shall thereafter be increased by the amount of the Productive Capacity Change effective from and after:

(a)	January 1 in the immediately following fiscal year, provided such New Mine Construction has been fully completed and verified on or before December 31 in any year; or

(b)	July 1 in any fiscal year provided such New Mine Construction has been fully completed and verified on or before June 30 in such fiscal year.

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VIII.	DISASTERS

8.01	(a)	If, after the Effective Date an event or series of related events occurs that the Affected Producer reasonably believes has or have caused a Disaster at a Mine, the Affected Producer shall, as soon as practicable, give notice of such event(s) (an “Owner Disaster Notice”) to the other Producers and contemporaneously to Canpotex. It is acknowledged that if such an event or series of related events occurs but no Owner Disaster Notice is given, any of the other Producers that reasonably believe such event(s) has or have caused a Disaster shall be entitled to give notice of such event(s) (a “Non-Owner Disaster Notice”) simultaneously to Canpotex, the Affected Producer and all other Producers.

(b)	If either an Owner Disaster Notice or a Non-Owner Disaster Notice is given, an audit shall be completed to determine the Pre-Disaster Audit Amount, and the Affected Producer shall, as soon as reasonably practicable, and in any event within six months following the date any such Notice is given, supply the necessary Operating Results to the Canpotex Auditors to enable the Canpotex Auditors to verify the Pre-Disaster Audit Amount. The Pre-Disaster Audit Amount verification shall be delivered to Canpotex and the Producers as soon as reasonably practicable thereafter.

(c)	If either an Owner Disaster Notice or a Non-Owner Disaster Notice is given the Affected Producer shall, as soon as reasonably practicable and in any event within one year following the date that any such Notice is given, supply the necessary Operating Results to the Canpotex Auditors to enable the Canpotex Auditors to verify the Post-Disaster Audit Amount. The Post-Disaster Audit Amount verification shall be delivered to Canpotex and the Producers as soon as reasonably practicable thereafter.

(d)	The Pre-Disaster Audit Amount and the Post-Disaster Audit Amount shall be used to confirm whether or not a Disaster has in fact occurred at the Mine.

(e)	Each Producer represents to Canpotex that as of the Effective Date and the date of signing this Agreement it is not aware of, the occurrence of any event or series of related events at any of its Mines that has or have caused a Disaster at any such Mines.

8.02	If after the Effective Date a Disaster occurs, the Aggregate Productive Capacity of the Affected Producer and the Individual Productive Capacity of the applicable Mine of the Affected Producer shall not be reduced as provided for in section 8.06 hereof provided that each of the following events occur:

(a)	on or prior to the 30th day preceding the end of the Suspension Period, the Affected Producer submits a Plan to Canpotex and the other Producers that is reasonably likely to achieve the results specified therein; and

(b)	the Affected Producer fully implements or causes to be implemented the Plan before the expiration of the Additional Suspension Period and such implementation achieves the results specified in the Plan.

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8.03	Following full implementation of the Plan, the Affected Producer shall, as soon as reasonably practicable thereafter, supply the necessary Operating Results to the Canpotex Auditors to enable the Canpotex Auditors to verify the Post-Plan Audit Amount. The Post-Plan Audit Amount verification shall be delivered to Canpotex and the Producers as soon as reasonably practicable thereafter.

8.04	If a Plan has been fully completed and verified in compliance with this Article VIII, the Aggregate Productive Capacity of the Affected Producer shall thereafter be the Aggregate Productive Capacity of the Affected Producer immediately before the Disaster:

(a)	minus the Pre-Disaster Audit Amount; and

(b)	plus the Post-Plan Audit Amount;

provided that the Aggregate Productive Capacity of the Affected Producer calculated as aforesaid shall not be increased above the Aggregate Productive Capacity of the Affected Producer immediately before the Disaster, unless such increase shall be at least 200,000 Product Tonnes and, for purposes of determining the Affected Producer’s Basic Entitlement, the increase in such Aggregate Productive Capacity has been verified by the Canpotex Auditors in compliance with this Article VIII, and such verification has been accepted in writing by all Producers, which acceptance shall not be unreasonably withheld.

8.05	If a Plan has been fully completed and verified in compliance with this Article VIII, the Individual Productive Capacity of the applicable Mine shall be adjusted as follows:

(a)	if the Post-Plan Audit Amount is greater than the Individual Productive Capacity of the Mine, then the Individual Productive Capacity of the Mine shall be increased so that it equals such Post-Plan Audit Amount; or

(b)	if the Post-Plan Audit Amount is not greater than the Individual Productive Capacity of the Mine, then the Individual Productive Capacity of the Mine shall thereafter be the Individual Productive Capacity of the Mine immediately before the Disaster:

(i)	minus the Pre-Disaster Audit Amount; and

(ii)	plus the Post-Plan Audit Amount.

8.06	If a Disaster occurs and any of the events specified in section 8.02 hereof do not occur within the time frame set forth therein, then unless otherwise agreed by all Producers, the Aggregate Productive Capacity of the Affected Producer and the Individual Productive Capacity of the applicable Mine of the Affected Producer shall be reduced by an amount equal to the difference between the Pre-Disaster Audit Amount and the Post-Disaster Audit Amount.

8.07

If a Disaster relates to a Solution Mine, then the Measured Level of Product in all crystallization ponds of the Solution Mine shall be measured both within five Operating Days before and within five Operating Days after the demonstration period of 90

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Operating Days used for purposes of calculating the applicable Post-Disaster Audit Amount. If the aggregate Measured Level of Product in the ponds is less following the demonstration period than it was prior to the demonstration period, then the Post-Disaster Audit Amount shall be reduced by an amount of Product Tonnes calculated pursuant to the following formula:

R = A(B)

Where:

R equals the number of Product Tonnes by which the Post-Disaster Audit Amount shall be reduced;

A equals the difference in the Measured Levels of Product, expressed in metric tonnes of crystal product; and

B equals a conversion factor of 85%.

8.08	If a Disaster relates to a Solution Mine, then the Measured Level of Product in all crystallization ponds of the Solution Mine shall be measured both within five Operating Days before and within five Operating Days after the demonstration period of 90 Operating Days used for purposes of calculating the applicable Post-Plan Audit Amount. If the aggregate Measured Level of Product in the ponds is less following the demonstration period than it was prior to the demonstration period, then the Post-Plan Audit Amount shall be reduced by an amount of Product Tonnes calculated pursuant to the following formula:

R = A(B)

Where:

R equals the number of Product Tonnes by which the Post-Plan Audit Amount shall be reduced;

A equals the difference in the Measured Levels of Product, expressed in metric tonnes of crystal product; and

B equals a conversion factor of 85%.

IX.	NOT TO AFFECT SALES IN CANADA OR UNITED STATES

9.01	This Agreement relates only to the export of Potash from Canada of Potash produced by each Producer in Canada for sale by Canpotex to purchasers for ultimate delivery to any destination outside Canada and the United States, and no provision of this Agreement shall be deemed to relate to any business of the Producer except the export of Potash from Canada, within the provisions of subsections 45(5) and 90.1(8) of the Competition Act, R.S.C. 1985, c. C-34, as amended, or as the same may be further amended, repealed, replaced or re-enacted from time to time.

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9.02	Nothing contained herein shall restrict or be deemed to affect in any way the freedom of each Producer to engage in the production of Potash in such quantities and at such times as the Producer individually and independently may determine or to engage in the sale of Potash to any purchaser or purchasers for ultimate delivery to any destination in Canada or the United States without regard to Canpotex or any other Producer. The quantities of Potash which any Producer shall sell from time to time to purchasers for ultimate delivery to any destination in Canada or the United States and the prices and terms upon which Potash shall be sold to any such purchasers shall be determined individually and independently by each Producer without regard to the provisions of this Agreement or any Product Supply Agreement and without restriction by or consultation with Canpotex or any other Producer.

9.03	Canpotex shall not sell or contract for the sale of any Potash to purchasers for ultimate delivery to any destination in Canada or the United States.

X.	DELIVERY AND TERMS OF SALE

10.01	All quantities of Potash constituting the portion of each Producer’s commitment accepted by Canpotex under the terms of this Agreement shall be made available to Canpotex in accordance with the terms of the Product Supply Agreement. Shipments of Potash shall be scheduled for supply by the Producer from time to time by Canpotex in accordance with the authority of the Board of Directors subject to the terms of this Agreement and such Product Supply Agreements, with title and risk of loss in respect of such Potash transferring unto and vesting with Canpotex when loaded free on board a common carrier at the Mine. Canpotex shall without formality be deemed to have purchased the quantities of Potash set out in commitments communicated to or made part of Product Supply Agreements as and when title to such Potash passes to Canpotex.

10.02	Unless different terms are agreed upon between Canpotex and a particular Producer with respect to any specific order, all contracts for the purchase and sale of Potash referred to under the provisions of section 10.01 shall be filled by the Producer by shipping for the account of Canpotex in accordance with the terms of the order. Canpotex shall prepare or obtain invoices, consular documents and other papers relating to the shipment, and shall arrange for shipment on appropriate forms of charter parties, contracts of affreightment or other suitable arrangements, and for cargo marine insurance, if any, on appropriate forms in the name of and payable to Canpotex, and shall make payment of freight and insurance premiums when due, if applicable.

10.03	Canpotex and each Producer may enter into further agreements supplemental to, and consistent with, this Agreement to provide for procedure for transmission of orders, delivery and shipment and matters related thereto.

XI.	ACCOUNTING FOR SALES, PURCHASES AND EXPENSES OF CANPOTEX AND PAYMENT FOR POTASH

11.01	The Board of Directors shall determine the prices and terms of sale of all Potash which may be sold by Canpotex. It may from time to time delegate authority to make such determination to a committee of the Board of Directors, or to the President of Canpotex.

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11.02	Canpotex, in entering into contracts for the export of Potash as contemplated herein, shall at all times adhere to and comply with any and all applicable laws, by-laws, orders, ordinances and regulations, all to the intent that the resulting contracts shall not violate or infringe any of the foregoing which are, from time to time, in force and effect.

11.03	The purchase price per ton finally payable by Canpotex to each Producer for Potash purchased in each Fiscal Year, shall be calculated in tons of K2O equivalent and shall be determined for each Grade Pool of Potash in the following manner:

(a)	For the purpose of establishing working capital to finance its operations hereunder Canpotex shall from time to time hold back from the distribution of sales proceeds as hereinafter described such amounts as are, in the opinion of management, reasonably necessary for expenses incurred in connection with its operations including, but not limited to, inventory, receivables, interest and financing, employee and associated expenses, marketing expenses, distribution and logistics expenses, facilities and supplies, management agreements, agency expenses and commissions, and generally expenses incurred by Canpotex in the conduct of its operations as approved by the Board of Directors acting unanimously (such expenses collectively referred to as “Expenses”). All such withholdings shall be on a proportionate basis, as among the Producers, such that each Producer’s share of such withholdings is in the same percentage relationship as the Producer’s share of sales proceeds of Canpotex bears to the gross sales of Canpotex in the Fiscal Year in question. Canpotex shall provide a report on an estimated basis for each quarterly period (or such other periods during the Year as management may determine) and shall adjust the amount of the holdback at the end of each reporting period and at the end of the Fiscal Year so as to assure that on a rolling basis and at the end of the Fiscal Year each Producer has borne the cost of operations of Canpotex proportionate to the amount that the sales proceeds received by Canpotex from the sale of Potash supplied by the Producer in question bears to the gross sales of Canpotex during the said Fiscal Year.

(b)	Canpotex shall pay out to each Producer from time to time but not less frequently than quarterly the balance of sales proceeds realized from the sale by Canpotex of the Potash supplied by the Producer hereunder after deducting the holdback pursuant to subsection (a) above. The distribution under this subsection (b) shall be on an estimated basis and shall be adjusted at the end of each quarterly period and at the end of the Fiscal Year in question.

(c)	The proceeds of sales received by Canpotex shall, subject to the holdback as in section 11.03 (a) provided, be divided amongst each Producer on the basis of its respective proportion of the total tonnage of Potash Grade Pool-by-Grade Pool sold by all Producers to Canpotex in the Fiscal Year in question; such division shall be conducted on an annualized basis notwithstanding any mid-year change in any Basic Entitlement. Distribution of sales proceeds shall therefore be carried out not less frequently than quarterly on an estimated basis with a final adjustment not later than 120 days after the end of each Fiscal Year. For this purpose all sales shall be pooled Grade Pool-by-Grade Pool and all Potash supplied by all Producers shall form the pool.

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(d)	In making interim payments for Potash purchased by Canpotex from Producers, Canpotex may make such interim payments as are authorized in this section 11.03 to Producers.

(e)	For greater certainty and notwithstanding anything else to the contrary herein contained, the purchase price per ton finally payable by Canpotex to each Producer for each Grade Pool of Potash purchased from each Producer in each Fiscal Year by Canpotex shall be based on the actual Grade Pool of Potash supplied by each Producer without regard to the Grade Pool description for that Potash in sales made by Canpotex and for this purpose, all purchases from each Producer by Canpotex shall be pooled Grade Pool-by-Grade Pool and all Potash supplied by all Producers for each Grade Pool shall form the pool.

11.04	At the end of each Fiscal Year, after all the adjustments provided for in this Article XI have been made, Canpotex shall prepare a statement for each Producer in such form as may be approved by the Board of Directors which shall give to the Producer full disclosure of the transactions reflected in the accounts of the Producer. From time to time during the Fiscal Year Canpotex shall furnish such reports to each Producer as to the operations of Canpotex as may be determined by the Board of Directors.

11.05	In the event that Canpotex shall not receive payment for any Potash sold hereunder and in the event that, in the opinion of the President the amount receivable or any part thereof should be written off as a bad debt of Canpotex, such amount so written off shall be treated as a sales expense of Canpotex during the Fiscal Year of such write off.

11.06	As provided for in this Article XI it is intended that all Expenses of Canpotex approved by the Board of Directors in the manner required shall be met from the proceeds of sales of Canpotex in each Fiscal Year.

XII.	BOOKS AND AUDIT

12.01	The accounts, books and records of Canpotex shall be audited annually by the independent firm of chartered accountants from time to time appointed as the Canpotex Auditors and an annual statement as to the transactions of Canpotex and the amounts payable to all Producers as reported upon by the Canpotex Auditors shall be submitted to each Producer. If a Producer does not make objection to such annual statement on or before the time it is submitted to and accepted by the Canpotex Board of Directors, such statement shall be deemed to be final, conclusive and binding on such Producer.

XIII.	MARKETING, TRANSPORTATION AND LOGISTICAL HANDLING BY CANPOTEX

13.01	Canpotex shall have full authority to select and appoint selling representatives and distributors for the purpose of sale for export by Canpotex hereunder. Such representatives and distributors shall be paid such commission or other fees as may be agreed upon between them and Canpotex in writing and the decision of the Board of Directors on all such matters shall be conclusive and binding upon each Producer.

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13.02	Canpotex shall have full authority to enter into appropriate arrangements for the transportation and logistical handling of potash supplied to it for sale for export by Canpotex hereunder, subject to such review by the Board of Directors as may be required in respect of major expenditures or commitments, and the decision of the Board of Directors on all such matters shall be conclusive and binding upon each Producer.

XIV.	BOARD OF DIRECTORS

14.01	The Board of Directors shall have full authority to make such provision for the conduct of the business of Canpotex as the Board of Directors considers to be to the advantage of Canpotex and the Producers, including the determination of prices to be received or paid for Potash for export and the terms and conditions on which it may be sold, which authority may be delegated to the President of Canpotex or such other officers or management of Canpotex from time to time or in such manner as the Board of Directors may determine.

14.02	With respect to matters not specifically provided for herein the Board of Directors may make such regulations and adopt such policies, not inconsistent with the provisions of this Agreement, for the purpose of carrying into effect the provisions of this Agreement, as the Board of Directors in its discretion may determine and such regulations and policies shall be binding upon all Producers.

XV.	ARBITRATION

15.01	All disputes arising out of or in connection with this Agreement, or in respect of any legal relationship associated with or derived from this Agreement, shall be finally resolved by arbitration pursuant to the National Arbitration Rules (the “Rules”) of the ADR Institute of Canada, Inc. (the “Institute”). The place of arbitration shall be Saskatoon, Saskatchewan. The language of the arbitration shall be English.

15.02	Every such dispute arising shall be referred to an Arbitration Panel (“Panel”) of three arbitrators, one to be appointed by each of the two parties to the arbitration (and a group of parties having a common interest shall be treated as being one party for the purpose hereof) and the two arbitrators so appointed shall appoint the third arbitrator. The Panel chair shall be selected by the Panel. Should the appointed arbitrators fail to agree on the appointment of a third arbitrator within the 15 day period following the date on which the last Panel member has been appointed, any party to the arbitration may apply to the Institute to make the required appointment. Should the parties in a group of parties having a common interest fail to agree to their choice of an arbitrator to represent such group within the 15 day period following the date on which the first Panel member has been appointed, any party to the arbitration may apply to the Institute to make the required appointment for such group.

15.03	In any case involving a dispute between more than two parties to this Agreement (and a group of parties having a common interest shall be treated as being one party for the purpose hereof) shall be referred to a Panel of three arbitrators, each of whom shall be appointed by the Institute. Such appointments by the Institute shall be in accordance with the procedures specified in Rule 15, provided that any list delivered by the Institute to the parties shall contain not less than 9 names.

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15.04	The arbitration shall be conducted upon the terms and conditions as may be prescribed by the arbitrators who shall not be bound by the rules of evidence nor by The Arbitration Act, 1992 of Saskatchewan and the arbitrators shall be free to consider any evidence deemed to be relevant. The decision of the arbitrators shall not be subject to appeal, or subject to judicial review by Writ of Certiorari or otherwise, or subject to review or appeal by any other process by any tribunal whatsoever. The parties to such arbitration shall share equally the cost of the arbitrators and shall bear their own expenses incurred in such arbitration proceedings.

XVI.	CONFIDENTIALITY

16.01	All communications and all documents, data and other information, whether written or oral, between the parties hereto regarding the business or affairs of any of them (collectively “Information”) obtained or received in any capacity and whether done formally or informally or directly or indirectly and for whatever purpose or reason including the performance or administration of this Agreement before, during or after the term hereof, and whether pursuant to the provisions hereof or otherwise, shall be kept private and confidential and in strict confidence and, except as may be required by a court, governmental or regulatory authority or otherwise by law, shall not be released to any other party without the express prior written approval of the other party hereof, not to be unreasonably withheld. In the event of any release, filing or disclosure of Information required as aforesaid, the party so compelled hereby covenants and agrees notwithstanding to promptly take all such actions and steps as are reasonable in the circumstances to assert and maintain a claim for privacy and confidentiality to the maximum extent permissible at law. The obligations of confidentiality set forth in this Article XVI shall continue subsequent to and survive any withdrawal from, or termination of, this Agreement.

XVII.	FORCE MAJEURE

17.01	No party shall be liable for damage, delay or failure to comply with the provisions hereof, including, the delivery of any notice as provided for herein (collectively, “Performance”), due to force majeure which is defined as any disabling cause beyond the reasonable control of the party invoking this section 17.01, and which shall include, but is not restricted to, war, revolution, civil commotion, riot, public enemies, arrests, sabotage, lockouts, strikes or difficulties with workmen, railway men or crew, labour troubles, breakdown or stoppage of railways, shortage of rail-cars, transportation difficulties, interruption, lack, stoppage or shortage of fuel/power supply or other supplies, breakdown of machinery or equipment, epidemics, quarantines, frost, fire, tempests, floods, inundations, acts of God, accidents to machinery or boilers, inability to obtain labour, restraints of established authorities, any and all government laws or regulations, damage, loss or delay caused by crew, any of which event occurring without the fault or neglect of the applicable party, then Performance may be suspended by such party.

17.02

In the event of any occurrence of force majeure as defined herein giving rise to any interference with, or suspension of, performance of obligations under this Agreement, notice to the other parties hereto of such event shall be promptly given and promptly followed by a notice setting forth the particulars of the interference and estimated duration thereof. The party so affected shall take all reasonable steps to remove the force majeure

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condition and resume, with the least possible delay, compliance with its obligations under this Agreement, provided, however, that no party hereto shall be required against its will to end any labour dispute or to question or refrain from testing the validity of any federal, provincial, municipal or territorial law, by-law, order, ordinance or regulation.

XVIII.	NOTICE

18.01	Any notice, demand, request, declaration or communication required or permitted to be made or given hereunder shall be in writing and shall be given by personal service upon an officer of the party to whom it is intended or shall be mailed by prepaid registered mail, fax or e-mail to the following addresses (which addresses may be changed or revised by each party upon written notification to all other parties hereto in the manner set forth herein):

(a)	To Canpotex Limited:

Canpotex Limited

111 2nd Avenue South

Suite 400

Saskatoon SK S7K 1K6

CANADA

Attention: President

Fax No: (306) 653-5505

E-mail: steve.dechka@canpotex.com

with a copy to:

Canpotex Limited

111 2nd Avenue South

Suite 400

Saskatoon, SK S7K 1K6

CANADA

Attention: Senior Vice President, General Counsel & Secretary

Fax No.: (306) 653-5505

E-mail: ted.nieman@canpotex.com

(b)	To Agrium Inc.:

Agrium Inc.

13131 Lake Fraser Drive SE

Calgary AB T2J 7E8

CANADA

Attention: President

Fax No: (403) 345-8211

E-mail: chuck.magro@agrium.com

PRODUCER AGREEMENT - EXECUTION COPY	Page 28

with a copy to:

Agrium Inc.

13131 Lake Fraser Drive S.E.

Calgary, AB T2J 7EB

CANADA

Attention: Senior Vice President & Chief Legal Officer

Fax No.: (403) 225-7610

E-mail: eric.miller@agrium.com

(c)	To Mosaic Canada Crop Nutrition, LP,

by its general partner, 4379934 Canada Ltd.:

Mosaic Canada Crop Nutrition, LP

by its general partner, 4379934 Canada Ltd.

c/o PO Box 7500

Regina SK S4P 4L8

CANADA

Attention: President

Fax No: (306) 345-8211

E-mail: jim.prokopanko@mosaicco.com

with a copy to:

The Mosaic Company

3033 Campus Drive

Suite E490

Plymouth MN 55441

UNITED STATES

Attention: Executive Vice President, General Counsel & Corporate Secretary

Fax No.: (763) 577-2990

e-mail: richard.mack@mosaicco.com

(d)	To Potash Corporation of Saskatchewan Inc.

Potash Corporation of Saskatchewan Inc.

PCS Tower, Suite 5000

122 1st Avenue South

Saskatoon SK S7K 7G3

CANADA

Attention: President

PRODUCER AGREEMENT - EXECUTION COPY	Page 29

Fax No: (306) 652-2699

E-mail: bill.doyle@potashcorp.com

with a copy to:

Potash Corporation of Saskatchewan, Inc.

PCS Tower, Suite 5000

122 1st Avenue South

Saskatoon SK S7K 7G3

CANADA

Attention: Senior Vice President, General Counsel & Corporate Secretary

Fax No.: (306) 933-8877

e-mail: japodwika@potashcorp.com

For these purposes, such notice, if mailed, shall be mailed by prepaid registered mail addressed to the recipient at the address above set forth or at such other address and/or to the attention of any such person or officer as either of the parties may from time to time or at any time advise by notice in writing to the other party. The date of receipt of any notice shall be deemed to be the tenth business day next following the date of such mailing, provided that if at the date of such mailing, interruption in the operation of the postal service in Canada or in the United States has or is likely to delay the mailing and receipt of such notice, the same shall be served personally on an officer or duly authorized representative of the other party hereto. Notice given in the manner aforesaid shall be effective upon the actual date of receipt or the deemed date of receipt, whichever is the sooner, or upon personal service, as the case may be.

As an alternative to the above, either of the parties hereto may give notice by fax or by e-mail to the recipients at the fax number or e-mail address above set forth in which case, if so sent shall be deemed to have been received on the day next following the date of actual transmission and shall thereby be sufficient notice given hereunder unless the intended recipient establishes non-receipt by corroborated evidence.

XIX.	APPLICABLE LAW

19.01	This Agreement shall be construed and interpreted in accordance with the laws of the Province of Saskatchewan and the federal laws of Canada applicable therein.

XX.	GENERAL

20.01	This Agreement shall not be construed to be in any respect a partnership between any Producer and the other Producers or between any of the Producers and Canpotex, and this Agreement shall not constitute Canpotex the agent of any of the Producers, or any of the Producers the agent of Canpotex for any purpose.

20.02	All of the obligations, covenants and agreements on the part of each Producer assumed hereby and to be performed hereunder shall extend to all its present and future affiliates,

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associates or subsidiaries that produce Potash except insofar as the same shall be inapplicable to such.

20.03	This Agreement may not be assigned by any party hereto except with the consent of the other parties which consent may be arbitrarily withheld.

20.04	It is hereby agreed that in the event any clause, provision, paragraph, subparagraph, section or article of this Agreement is held invalid as contrary to any statute or regulation or law in that regard by a court of competent jurisdiction or arbitration tribunal, the invalidity of such shall in no way effect the validity of any other clause, provision, paragraph, subparagraph, section or article of this Agreement and each and every such clause, provision, paragraph, subparagraph, section or article of this Agreement shall be severable from each and every other.

20.05	Each of the parties hereto hereby covenants and agrees to be bound by, observe, perform and do all things and take all action, steps, proceedings and execute such further and other assurances, documents and agreements as are necessary to implement and give effect to all of the terms and provisions of this Agreement.

20.06	This Agreement supersedes any and all other agreements previously entered into between the parties hereto, and subject to section 2.01 and the Shareholders’ Agreement, this Agreement contains the entire agreement between the parties hereto, and none of the provisions, terms or conditions contained herein shall be waived, altered or modified, abridged or amended except by written agreement executed between the parties hereto.

20.07	This Agreement shall be binding upon and enure to the benefit of the parties hereto, their successors and permitted assigns.

20.08	The parties hereto hereby covenant and agree that this Agreement may be executed simultaneously in two or more counterparts each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties hereto have hereunto affixed their corporate seals attested by their proper officers duly authorized for such purpose effective from the Effective Date.

CANPOTEX LIMITED

Per:	/s/ S. Dechka

Per:	/s/ T. Nieman

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AGRIUM INC.

Per:	/s/ C. Magro

Per:	/s/ R. Wilkinson

MOSAIC CANADA CROP NUTRITION, LP,
by its general partner, 4379934 CANADA LTD.

Per:	/s/ J. Prokopanko

Per:	/s/ R. Mack

POTASH CORPORATION OF SASKATCHEWAN INC.

Per:	/s/ W. Doyle

Per:	/s/ S. Dowdle

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SCHEDULE 1

Current Aggregate Productive Capacities of the Producers:

Agrium Inc.	-	1,959,272 Product Tonnes per annum

Mosaic Group	-	10,129,953 Product Tonnes per annum

Potash Corporation of Saskatchewan Inc.	-	11,724,393 Product Tonnes per annum

Current Individual Productive Capacities of each of the Mines of the Producers:

Agrium Vanscoy	2,035,421 Product Tonnes per annum
Mosaic Belle Plaine	2,761,800 Product Tonnes per annum
Mosaic Colonsay	1,814,036 Product Tonnes per annum
Mosaic Esterhazy (K1 and K2)	6,310,052 Product Tonnes per annum
PCS Allan	1,582,000 Product Tonnes per annum
PCS Cory	3,022,356 Product Tonnes per annum
PCS Lanigan	3,452,500 Product Tonnes per annum
PCS Patience Lake	1,049,600 Product Tonnes per annum
PCS Rocanville	3,044,475 Product Tonnes per annum